EXHIBIT "A"
                                    Affidavit


     I hereby certify under penalty of perjury that the following statements are true and correct as of the date hereof:

     Each NON-U.S. citizen (hereafter "Affiant"):

     (i) has been represented by such legal and tax counsel and others, each of whom has been personally selected by Affiant, as Affiant has found necessary to consult concerning this transaction, and any such representation has included an examination of applicable documents, and an analysis of all tax, financial, and securities law aspects. Affiant, his counsel and advisors, and such other persons with whom Affiant has found it necessary to consult, have sufficient knowledge and experience in business and financial matters to evaluate the above information, and the merits and risks of the share exchange contemplated by this Agreement, and to make an informed investment decision with respect thereto;

     (ii) is acquiring the OSWE Common Stock for Affiant's own account and not as a fiduciary for any other person and for investment purposes only and not with a view to or for the transfer, assignment, resale, or distribution thereof, in whole or in part. Affiant represents and warrants to OSWE, as of the date of this Agreement, that Affiant has no present plan or intention to sell such Stock in the United States at any predetermined time, and has made no predetermined arrangements to sell the OSWE Common Stock. Affiant covenants that neither Affiant nor its affiliates nor any person acting on its or their behalf has entered into, has the intention of entering into, or will enter into any hedging transactions, put option, short position or other similar instrument, contract, arrangements or position with respect to the OSWE Common Stock any time until the end of the Distribution Compliance period, as hereinafter defined. Affiant understands the meaning and legal consequences of the foregoing representations and warranties;

     (iii) understands that the OSWE Common Stock has not been registered under the Securities Act nor pursuant to the provisions of the securities or other laws of any applicable jurisdictions and such Stock is being offered and sold pursuant to Regulation S based in part upon the representations of Affiant contained herein. Affiant further understands that the OSWE Common Stock cannot be sold, assigned, pledged, transformed or otherwise disposed of unless such shares are registered or an exemption from registration is available, and that the OSWE Common Stock will bear a restrictive legend to that effect;

     (iv) represents and warrants to OSWE that (i) the Affiant is not a U.S. person ("U.S. person") as that term is defined in Rule 902(k) of Regulation S and which definition includes, without limitation, a corporation or partnership that is organized under the laws of a jurisdiction other than the United States if it is formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it was organized or incorporated, and is owned, by accredited investors (as defined in Rule 501(a) of Regulation D under the Act) who are not natural persons, estates or trusts;
(ii) the OSWE Common Stock is not offered to the Affiant in the United States and at the time of execution of this Agreement and the time of any offer to the Affiant to purchase the OSWE Common Stock hereunder, the Affiant was physically outside the United States; (iii) the Affiant is acquiring the OSWE Common Stock for its own account and not on behalf of or for the benefit of any U.S. person and the sale and resale of the OSWE Common Stock has not been prearranged with any U.S. person or buyer in the United States; (iv) the Affiant agrees that no offers and sales of the OSWE Common Stock prior to the expiration of a period commencing on the Closing Date and ending one (1) year thereafter (the "Distribution Compliance Period") shall be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S; and (v) Affiant is not an underwriter, dealer, distributor or other person who is participating, pursuant to contractual arrangement, in the distribution of the OSWE Common Stock offered or sold in reliance on Regulation S.

     (v) understands and acknowledges that an investment in the OSWE Common Stock involves a high degree of risk. Affiant acknowledges that there are limitations on the liquidity of the OSWE Common Stock. The Affiant represents that the Affiant is able to bear the economic risk of an investment in the OSWE Common Stock, including a possible total loss of investment. In making this statement the Affiant hereby represents and warrants to OSWE that the Affiant has adequate means of providing for the Affiant's current needs and contingencies; that Affiant is able to afford to hold the OSWE Common Stock for an indefinite period; and that Affiant has such knowledge and experience in financial and business matters that the Affiant is capable of evaluating the merits and risks of the investment in the OSWE Common Stock. Further, the Affiant represents, as of the date of signing this Agreement, that the Affiant has no present need for liquidity in the OSWE Common Stock and the Affiant is willing to accept such investment risks;

     (vi) understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement of OSWE or the OSWE Common Stock;

     (vii) acknowledges that to such Affiant's knowledge, without any independent investigation, neither OSWE, nor any person acting for OSWE, has conducted any directed selling efforts in the United States as the term "directed selling efforts" is defined in Rule 902(c) of Regulation S, which in general means, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the OSWE Common Stock being offered in reliance on Regulation S. Such activity includes, without limitation, the mailing of printed material to investors residing in the United States, the holding of promotional seminars in the United States, and the placement of advertisements with radio or television stations broadcasting in the United States or in publications with a general circulation in the United States, that refers to the offering of the OSWE Common Stock in reliance on Regulation S;

     (viii) knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the OSWE Common Stock;

     (ix) covenants that he, she or it will not knowingly make any sale, transfer or other disposition of the OSWE Common Stock in violation of the Act (including Regulation S), the Exchange Act, any applicable state acts or the rules and regulations of the Commission or of any state securities commission or similar state authorities promulgated under any of the foregoing; and

     (x) OSWE has made available to Affiant, Affiant's counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, OSWE and its representatives, concerning the terms and conditions of the exchange of the OSWE Common Stock for the CB Shares and access to obtain any information, documents, financial statements, records and books (A) relative to OSWE, the business and an investment in OSWE, and (B) necessary to verify the accuracy of any information furnished to Affiant. All materials and information requested by Affiant, Affiant's counsel and advisors, or others representing such Affiant, including any information requested to verify any information furnished to Affiant, have been made available and examined.


                                            Affiant:


                                            ________________________________
                                            date: ____________________________
                                            address: